UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2017

RAVE Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-12919	45-3189287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas	75056
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2017, Rave Restaurant Group, Inc. (the "Company") announced the appointment of Scott Crane to become its President and Chief Executive Officer, effective immediately.  Clinton J. Coleman, who has served as Interim President and Chief Executive Officer, will cease to serve in those capacities but continue in his role as a director of the Company.

From 2007 through 2016, Mr. Crane served as the Managing Partner and Operating Director of Consumer Capital Partners, an investment firm specializing in leveraged buyouts, recapitalizations and growth capital investments, primarily in the restaurant, food, retail and leisure industries.  From 2012 through 2016, he variously served as President (2012-2016), Chief Executive Officer (2013-2016) and Chief Development Officer (2012-2014) of Smashburger, a fast casual "better burger" restaurant chain. From 2010 to 2011, Mr. Crane served as President of Corporate Restaurants at Quiznos, a chain of submarine sandwich restaurants.  He was previously the President of Smashburger from 2007 through 2010.  Mr. Crane has no family relationship with any director or other executive officer of the Company. There are no transactions in which Mr. Crane has an interest requiring disclosure under Item 404(a) of Regulation S-K.
The Company has entered into an employment letter agreement with Mr. Crane (the "Agreement") confirming his employment as Chief Executive Officer of the Company. The Agreement is for an initial term of three years with automatic one-year renewals thereafter unless terminated or non-renewed as provided.  The Agreement specifies a starting annual base salary of $400,000, a bonus of $200,000 for the fiscal year ending June 25, 2017, and subsequent discretionary annual bonuses commencing in fiscal 2018 targeted at 100% of base salary.  The Agreement also provides for reimbursement of temporary housing expenses up to $2,500 per month for up to 120 days, roundtrip airfare for Mr. Crane and his spouse for up to four trips between Denver and Dallas, and other relocation expenses of up to $50,000.  Mr. Crane will also be eligible to participate in the Company's 2015 Long Term Incentive Plan (the "2015 LTIP") and entitled to all other benefits offered by the Company to its employees.  Under the 2015 LTIP, Mr. Crane will initially be granted 300,000 restricted stock units representing the right to receive shares of common stock upon satisfaction of vesting requirements and performance conditions.  The restricted stock units will vest, if at all, on October 15, 2019, and entitle him to receive shares of common stock in amounts ranging from 50% to 150% of the number of restricted stock units granted based on the level of performance achieved.  If the Company terminates the Agreement without Cause (as defined therein) or Mr. Crane terminates the Agreement for Good Reason (as defined therein), he will be entitled to continue to receive his base salary and health care benefits for a severance period equal to the lesser of (a) 12 months, or (b) six months plus three months for each full year of service.  In the event such termination by the Company without Cause or termination by Mr. Crane for Good Reason occurs within three months prior to or 12 months following a Change in Control (as defined therein), Mr. Crain will additionally be entitled to a pro rata portion of his annual bonus.  The Agreement also contains a covenant not to compete which precludes Mr. Crane from engaging in any pizza restaurant business for a period of 12 months after the termination of his employment, as well as non-disclosure, non-solicitation and other common employment covenants.
The foregoing description of the Agreement is qualified in its entirety by reference to the employment letter agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

ITEM 8.01	Other Events
The Company has issued a press release announcing Mr. Crane's appointment as its President and Chief Executive Officer, a copy of which is attached as an exhibit hereto.
ITEM 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Letter agreement dated January 6, 2017, between Rave Restaurant Group, Inc. and Scott Crane.
99.1	Rave Restaurant Group, Inc. press release dated January 9, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAVE RESTAURANT GROUP, INC.

Date: January 9, 2017	By:	/s/ TIMOTHY E. MULLANY
Timothy E. Mullany,
Chief Financial Officer